SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C.  20549

                             _________________________

                                   FORM 8-K
                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934
       Date of Report (Date of earliest event reported):  September 19, 1995

                             CHITTENDEN CORPORATION
                            (Exact name of Registrant
                             as specified in charter)

Vermont                             0-7974                        03-0228404
(State or other jurisdiction      (Commission                   (IRS Employer of
incorporation)                    File Number)               Identification No.)

Two Burlington Square, Burlington, Vermont                              05402
(Address of principal executive offices)                             (Zip Code)

Registrant's telephone number, including area code:  (802) 660-1410

                                 Not Applicable
                          (Former name or former address,
                           if changed since last report)

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September 19, 1995

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D. C. 20459

RE:   CHITTENDEN CORPORATION CURRENT REPORT ON FORM 8-K
      REGISTRATION NUMBER 0-7974

To Whom it May Concern:

Pursuant to 8-K filing requirements, under the Securities and Exchange Act of 1934, there is appended to this transmittal, an electronic file of the current report (on Form 8-K) of Chittenden Corporation, Two Burlington Square, Burlington, Vermont 05401.

If you have any questions concerning this report, please telephone the undersigned at (802) 660-1410.

Kindly acknowledge receipt of this letter by COMPUSERVE E-MAIL.

Very truly yours,

S/ F. SHELDON PRENTICE
   SECRETARY

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ITEM 5.  OTHER EVENTS

On September 19, 1995, the Registrant announced that they signed a definitive agreement whereby Chittenden would acquire Flagship Bank and Trust Company in an exchange of stock in which Flagship holders will receive 1.2 shares of Chittenden stock for each share of Flagship.

A copy of the press release dated September 19, 1995 is attached as an exhibit to this Form 8-K.

EXHIBIT

September 19, 1995
FOR IMMEDIATE RELEASE                                                   57/95


CHITTENDEN TO ACQUIRE FLAGSHIP BANK AND TRUST COMPANY IN STOCK SWAP

Burlington, VT - Chittenden Corporation (NASDAQ:CNDN) and Flagship Bank and Trust Company, Worcester, MA, announced today that they signed a definitive agreement whereby Chittenden would acquire Flagship Bank and Trust Company for stock. Consummation of the agreement is subject to appropriate regulatory and stockholder approvals and is expected to occur in the first quarter of 1996.

In announcing the agreement, Paul A. Perrault, Chittenden's President and Chief Executive Officer, said, " Flagship Bank and Trust Company has a community banking focus which is similar to Chittenden's own business philosophy. This transaction provides an excellent opportunity for Chittenden. In addition, the combination will broaden the array of financial services that Flagship Bank and Trust Company offers to its customers."

Donald J. McGowan, President of Flagship Bank and Trust Company, commented, "This transaction will accelerate our ability to provide a wider range of services to our market. Chittenden understands community banking and the need to keep local bankers with authority in place. The transaction also provides our shareholders with fair value for their holdings while increasing liquidity and offering an opportunity to continue their interest in a premier regional banking company."

Mr. Perrault stated, "I am looking forward to supporting the officers and directors of Flagship Bank and Trust Company as they continue pursuing their goal of being the most important bank in their market. We see lots of good things in the Worcester area. It's home to 16,000 small businesses, and more than 6 million people live within an hour's drive."

He added, "This acquisition is another excellent example of Chittenden's strategic objectives in this arena. It provides us the opportunity to be a meaningful player in a substantial marketplace with a franchise poised for growth. The operating plan emphasizes local bankers delivering a comprehensive product line. We expect the acquisition to be accretive to Chittenden's earnings within the first twelve months after closing."

Earlier this year, Chittenden acquired the Bank of Western Massachusetts, a $240 million bank in Springfield, MA.

Under the agreement announced today, stockholders of Flagship Bank and Trust Company will receive 1.20 shares of Chittenden for each share of Flagship owned. Total shares outstanding of Chittenden will increase by approximately 1.4 million shares to a total of 9.6 million shares after the acquisition. The agreement permits Flagship to terminate the transaction if the average closing price of Chittenden during the pricing period falls below $23.25. In connection with signing the definitive agreement, Flagship granted Chittenden an option, exercisable upon the occurrence of certain events, to acquire up to 24.9% of Flagship in newly issued common stock at an exercise price of $20.00 per share.

Flagship Bank and Trust Company specializes in providing banking services to small businesses and consumers through five offices located in Worcester and Leominster, MA. The bank had total assets of $256 million at June 30, 1995, with $151 million in loans, $208 million in deposits, and $17 million in stockholders equity. Following completion of the transaction, Flagship Bank and Trust Company will operate as an separate unit of Chittenden, maintaining its name and senior management team. The current Board of Directors will remain in place.

Mr. McGowan noted, "The transaction follows on the heels of a working relationship the two firms have established over the past year. In working together, we have found that our community banking policies and philosophies are very similar. This is good news for Worcester and for our customers, employees, and stockholders."

Chittenden Corporation is a bank holding company with headquarters in Burlington, VT. Chittenden's assets were $1.5 billion at June 30, 1995. Its subsidiary banks are Chittenden Bank and the Bank of Western Massachusetts. The company offers a broad range of financial products and services, including deposit accounts and services; commercial, consumer, and public sector loans; and investment and trust services to businesses, individuals, and the public sector.

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                                 SIGNATURES

Pursuant to the requirements of the Securities exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


CHITTENDEN CORPORATION
(Registrant)

BY: /S/ F. SHELDON PRENTICE, SECRETARY